UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2008  (October 17, 2008)

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BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

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Colorado	333-47294	84-1506325
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2451 McMullen Booth Road, Ste. 207, Clearwater, FL 33759

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 592-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities

See Item 8.01 below.

Item 7.01.

Regulation FD Disclosure

The Company issued press release which is appended hereto as Exhibits 99.1.

Item 8.01

Other Events

On October 17, 2008, the Board of Directors agreed to extend the expiration date for an additional 92 days of privately placed warrants to purchase 9,264,970 shares that would otherwise have expired at the close of business on October 20, 2008. These warrants which were exercisable at $.45 per share will now be exercisable at a reduced exercise price of $.10 per share through the close of business on January 20, 2009. All shares issuable upon exercise of the warrants would contain an appropriate restrictive legend.

As a result of the Board’s action in the preceding paragraph, the anti-dilution provisions of all other outstanding warrants will result in the reduction of the exercise price of our outstanding Class A, Class C, Class D, Class E and Class F Warrants to an exercise price of $.10 per share. In the case of the Class C, D, E and F Warrants, it will also cause there to be an increase in the number of shares purchasable thereunder.  As a result of the Board’s actions, if all outstanding warrants at $.10 per share were exercised, of which there can be no assurances, the Company would receive up to $2,477,042 from the issuance and sale of 24,770,424 shares of Common Stock. We can provide no assurances that any warrants will be exercised.

Of the 9,264,970 warrants, the Company previously registered the resale of 7,832,326 shares of common stock issuable upon exercise of these warrants. The registration statement, which was effective on January 7, 2008, is now stale. In the event any of the Company’s outstanding warrants are exercised, the resale of these shares would be saleable under the provisions of Rule 144.

The Board of Directors also agreed to reduce the exercise price on all the options (which varied in exercise prices from $.45 to $2.00 per share) to $.10 per share for all options granted to active consultants, legal, board members and management.

A major U.S. airport has ordered 156 BlastGard MTR Blast Mitigated Receptacles, which order would result in gross revenues to the Company of over $700,000. As of today’s date, the Company has an accounts receivable balance of $146,400 that it is awaiting payment from a major U.S. airport from the sale of its Blast Mitigating trash receptacles. The Company is also in the process of completing that order and expects to invoice an additional $235,200. All payments are expected to be received prior to December 15, 2008. The Company currently has limited cash reserves. The Company is highly dependent upon the receipt of its accounts receivable, additional sales orders and additional financing to remain a going concern.

On October 17, 2008, in order to reduce the Company’s monthly expenses, the Board and its Chief Executive Officer, Andrew McKinnon, agreed to pay Mr. McKinnon his monthly salary pursuant to his employment contract in BlastGard common stock based on a 15% discount to the fair market value of the Company’s Common Stock based on the ten preceding trading days prior to the conversion date. The fair market value of the Company’s Common Stock is defined as the average of the closing sales price of the Company’s Common Stock on the OTC Electronic Bulletin Board for the ten trading days preceding the last day of each month (conversion date of the monthly salary).  The salary conversion shall not at any time be convertible at a conversion price below $.10 per share (the “Floor Price”).

Item 9.01

Financial Statements and Exhibits.

Exhibit	Description

10.1	Amendment to Employment Contract – Andrew McKinnon
99.1	Press release dated October 20, 2008 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLASTGARD INTERNATIONAL, INC.

By:	/s/ MICHAEL J. GORDON
Michael J. Gordon, Chief Financial Officer

Date:

October 20, 2008